Exhibit 99.1

News From

Buena, NJ 08310

Release Date: October 1st, 2014

Contact:	Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-4379
www.igilabs.com

IGI LABORATORIES, INC. ACQUIRES TWO PRODUCTS FROM VALEANT PHARMACEUTICALS

BUENA, NJ – (PRNewswire) - IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based specialty generic pharmaceutical company, today announced it has acquired two previously marketed ophthalmic drug products, in addition to the right to acquire three additional previously marketed injectable drug products from affiliates of Valeant Pharmaceuticals International, Inc. after the completion of the due diligence process. All of these products have been approved by the FDA as abbreviated new drug applications (ANDAs) or new drug applications (NDAs). According to IMS Health, the current addressable market in the United States for the therapeutic areas that all of these products were previously indicated for is estimated at $38 million as of August 2014.

Jason Grenfell-Gardner, President and CEO of IGI, commented, "We expect that this acquisition will allow us to continue to execute our strategy to be a leader in the specialty generic pharmaceutical drug market. This opportunity will allow IGI to leverage almost all of the various areas of the IGI value chain, including sales and distribution, logistics, regulatory services, and our existing support structure. We hope to have these products in the market under our IGI label by the end of 2015.”

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic drug development and manufacturing company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "plan," “believe," "continue", “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.